Exhibit 10.1

INTRICON CORPORATION

DEFERRED COMPENSATION PLAN

(Effective April 26, 2006)

1.	Purpose

The purpose of the IntriCon Corporation Deferred Compensation Plan (“Plan”) is (1) to establish certain terms and conditions upon which a certain grantee of Restricted Stock Units under the IntriCon Corporation 2006 Equity Incentive Plan (“EIP”) who is an employee of IntriCon Corporation or any subsidiary of IntriCon Corporation , may defer the compensation associated with the award of such Units and (2) to establish certain provisions applicable to an award of Deferred Stock to a certain grantee under the EIP who is an employee of IntriCon Corporation or any subsidiary of IntriCon Corporation. This Plan is intended to constitute a nonqualified deferred compensation retirement plan which, in accordance with Sections 201(2), 301(a) (3) and 401(a) (l) of the Employee Retirement Income Security Act of 1974, as amended, is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. This Plan shall be effective as of April 26, 2006.

2.	Definitions

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context. All other capitalized terms used and not defined herein shall have the respective meanings given to them in the EIP or IntriCon Corporation 2006 Equity Incentive Plan Restricted Stock Unit Agreement (For Employees)(“Award Agreement”) or Deferred Stock Grant Agreement (“Grant Agreement”).

2.1         “Company” shall mean IntriCon Corporation, a Pennsylvania corporation and any successor to the Company as a result of a statutory merger, or any other form of reorganization of the business of the Company. The Company is the sponsor of this Plan.

2.2         “Employee” shall mean an individual who is employed by the Company, or a subsidiary of the Company, and is an employee under the usual common law rules applicable in determining the employer-employee relationship

2.3         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

2.4         “Key Employee” shall mean an Employee who, in the sole discretion of the Committee, is determined to be a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(l) of ERISA.

2.5         “Participant” shall mean any individual who: (a) is a grantee of Restricted Stock Units or Deferred Stock under the EIP, (b) is a Key Employee, (c) has been designated by the Committee in its sole discretion in writing to be a participant in this Plan, and (d) has not otherwise lost his/her participant status under the terms of this Plan. The Committee shall consider such factors as it determines, in its sole discretion, to be appropriate in the selection of a Key Employee for participation in this Plan. Notwithstanding anything in this Plan to the contrary, the Committee may exclude, in its sole discretion, any Participant from continued participation in this Plan, or may take any action that it considers necessary or appropriate if it reasonably determines in good faith that the exclusion of a Participant or further action is necessary in order for this Plan to qualify or to continue to qualify as maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA.

2.6         “Plan” shall mean the IntriCon Corporation Deferred Compensation Plan, as may be amended from time to time. The Plan includes the provisions set forth herein and (1) in the case of an award of Restricted Stock Units, the Award Agreement and the IntriCon Corporation 2006 Equity Incentive Plan Restricted Stock Unit Employee Deferred Compensation Election, and (2) in the case of an award of Deferred Stock, the Grant Agreement. This Plan is intended to constitute an “unfunded” plan of deferred compensation for a Participant for tax purposes and for purposes of Title I of ERISA.

2.7         “Plan Administrator” shall mean the Committee.

2.8         “Plan Year” shall mean the twelve (12) consecutive month period beginning on each January 1st and ending on the following December 31st. The initial Plan Year of the Plan shall begin on the Effective Date and end on December 31, 2006.

3.	Participation/Deferred Compensation

3.1          Effective Date of Participation. A Key Employee who is designated by the Committee for participation in this Plan shall be eligible to participate in this Plan as of the date that the Committee provides an Award Agreement or Grant Agreement, to him/her. A Key Employee shall become a Participant by timely entering into a Deferral Election as referenced in the Award Agreement or by executing a Grant Agreement, as applicable. The compensation deferred (benefit) under this Plan shall be the Shares issuable under the Units and related Dividend Equivalents described in the Award Agreement or the shares described in the Grant Agreement, as applicable.

3.2          Cessation of Participation. An individual shall cease to be a Participant for all purposes under this Plan on the date on which he/she ceases to have undistributed Shares that were subject to a deferral election under the Award Agreement or the termination of his/her rights under the Grant Agreement, as applicable.

4.	Claims Procedure For Benefits

4.1           Claims Procedure for Benefits.

(a)          Initial Request for Information/Claim. Any request for specific information or a claim with respect to a benefit under this Plan must be made to the Plan Administrator in writing by a Participant, or in the event of the death of a Participant, the beneficiary of the Participant. The Plan Administrator shall not recognize an oral communication as a formal request or claim for benefits under this Plan. Written notice of the disposition of a claim shall be furnished to the claimant within ninety (90) days after the application for benefits is filed with the Plan Administrator, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, the Plan Administrator shall furnish the claimant written notice of the extension prior to the termination of the initial ninety (90) day period. In no event shall such an extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

(b)          Appeals of Denied Claims for Benefits. In the event that any claim for a benefit is denied in whole or in part, or any benefit is forfeited under the provisions of this Plan, the claimant whose claim has been so denied or benefit forfeited, shall be notified of such denial or forfeiture in writing by the Plan Administrator. The notice advising of the denial or forfeiture shall specify the reason or reasons for denial or forfeiture, make specific reference to pertinent provisions of the Plan, shall describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and shall advise the Participant or beneficiary, as applicable, of the procedure for the appeal of such denial or forfeiture, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. All appeals shall be made through the following procedure:

(i)           The claimant whose claim has been denied or benefits forfeited shall file with the Plan Administrator a notice of desire to appeal the denial or forfeiture. Such notice shall be filed within sixty (60) days of notification by the Plan Administrator of the claim denial or forfeiture, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. An appeal that is not timely filed shall be barred.

(ii)          The Plan Administrator, within thirty (30) days of receipt of the notice of appeal of the claimant, shall establish a hearing date on which the claimant (or his attorney or other authorized representative) may make an oral presentation to the Plan Administrator in support of the appeal of the claimant. The claimant (or representative) shall have the right to submit written or oral evidence and argument in support of his/her claim at such hearing. The claimant shall be given not less than ten (10) days' notice of the date set for the hearing. At the hearing (or prior thereto upon five (5) business days' written notice to the Plan Administrator), the claimant (or representative) shall have an opportunity to review all documents, records, and other information which are pertinent to the claim at issue and to receive copies thereof without charge.

(iii)        The Plan Administrator shall consider the merits of the written and oral presentations of the claimant, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Plan Administrator shall deem relevant. If the claimant elects not to make an oral presentation, such election shall not be deemed adverse to his/her interest, and the Plan Administrator shall proceed as set forth below as though an oral presentation of the contents of the claimant's written presentation had been made.

(iv)         The Plan Administrator shall render a determination within sixth (60) days of the receipt of the appeal (unless there has been an extension of no more than sixty (60) days due to special circumstances, provided that the delay and the special circumstances occasioning it are communicated to the claimant in writing within the first sixty (60) day period). That determination shall be accompanied by a written statement presented in a manner calculated to be understood by the claimant and shall include specific reasons for the determination and specific references to the pertinent provisions of the Plan on which the determination is based and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. The determination so rendered shall be binding upon all parties. The Plan Administrator shall provide such access to, and copies of, documents, records, and other information relevant to the claimant’s claim for benefits.

(c)          If, after exhausting the appeals process set forth in Paragraph (b) above, the claimant elects to further appeal the decision of the Plan Administrator by exercising his/her rights under ERISA, any other applicable law, or make any claim arising out of this Plan, the claimant shall, if elected by the Plan Administrator, submit his/her appeal to arbitration (hereinafter “Claim”) in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect. By participation in this Plan, each claimant acknowledges and agrees that his/her right to seek relief and remedies in a federal or state court, including, but not limited to a jury trial, shall in that event be waived. The time limitation for submitting a Claim to arbitration shall be thirty (30) days from the date of the receipt of the final determination of the Plan Administrator.

The arbitration shall be conducted by a single arbitrator chosen by mutual agreement of the claimant and the Plan Administrator, or absent such an agreement, a single arbitrator shall be selected by AAA in accordance with its National Rules for the Resolution of Employment Disputes then in effect. The arbitrator shall conduct such arbitration in accordance with the procedural and substantive law as would be applicable if such Claim had been brought in a federal district court or state court and heard by a judge sitting without a jury, including, but not limited to, the law applicable to discovery, standards of review, relief, and remedies. The arbitrator’s fees shall be borne by the Company. The claimant shall be responsible for all filings fees and costs, but in no event in an amount greater than the filing fee that would have been applicable if the appeal had been filed in court. The claimant and the Company shall be responsible separately for the costs and expenses of their own attorney’s fees and related costs. The arbitration shall be conducted in a mutually convenient location, and absent agreement, within fifty (50) miles of Arden Hills, Minnesota. The decision of the arbitrator shall be in writing, final and binding upon the parties, and judgment upon such decision may be entered in any court of competent jurisdiction in the State of Minnesota.

5.	Operation and Administration of the Plan

5.1          Authority and Responsibility. The Plan Administrator shall have the sole and exclusive discretionary authority to determine eligibility for benefits under this Plan, to interpret and construe the terms of this Plan, and to determine all questions arising in connection with the administration, interpretation, and application of this Plan. The Plan Administrator shall remedy any ambiguity, inconsistency or omission in its sole and complete discretion. The Plan Administrator’s interpretation, construction or determination, as the case may be, shall be conclusive and binding on all parties. Such authority shall include, but shall not be limited to, the following:

(a)          appointment of qualified accountants, actuaries, consultants, administrators, counsel, appraisers, or other persons it deems necessary or advisable, who shall serve the Plan Administrator as advisors only and shall not exercise any discretionary authority, responsibility or control with respect to the management or administration of this Plan;

(b)          adoption of forms and regulations for the efficient administration of this Plan which are consistent with this Plan;

(c)          remedy of any inequity resulting from incorrect information received or communicated, or of administrative error;

(d)          settlement or compromise of any claims or debts arising from the operation of this Plan and the commencement of any legal action or administrative proceeding; and

(e)          enrollment of a Participant in this Plan, distribution and receipt of Plan administration forms and compliance with all applicable governmental reporting and disclosure requirements.

5.2	Records and Reports.

(a)          The Plan Administrator shall keep a record of its proceedings and acts and shall keep books of account, records and other data necessary for the proper administration of this Plan.

(b)          The Plan Administrator shall furnish each Participant and beneficiary, if applicable, with such information as may be required by him/her for tax or other purposes in connection with this Plan.

5.3          Required Information. A Participant or beneficiary who is entitled to a benefit under this Plan shall furnish such forms, information and data as requested by the Plan Administrator which is necessary or desirable for the proper administration of this Plan. A failure on the part of any Participant or beneficiary to comply with such request within a reasonable period of time shall be sufficient grounds for delay in the payment of benefits until the form, information or data requested is received. The records and/or determination of the Company as to a period or periods of employment, termination of employment and the reason therefore, leaves of absences, reemployment, and post-employment activity shall be conclusive on all persons.

5.4          Payment of Expenses of Plan. The Company shall pay all of the administrative expenses of this Plan, including but not limited to, all fees and retainers of accountants, counsels, actuaries, consultants, administrators or other specialists.

6.	Amendment and Termination

6.1          Amendment. The Company may amend or otherwise modify this Plan at any time, in its sole discretion, in whole or in part, either retroactively or prospectively without regard to the tax effect on any Participant or beneficiary.

6.2          Termination. The Company may terminate this Plan, in its sole discretion, at any time without regard to the tax effect on any Participant or beneficiary. Written notification of such action shall be given to each Participant and beneficiary of a deceased Participant. Thereafter, no further deferred compensation shall be permitted to be made under this Plan.

6.3          No Acceleration. Notwithstanding anything in this Plan to the contrary, no acceleration of the time or schedule of any payment under the Plan shall be permitted except as provided under Code Section 409A and guidance issued thereunder

7.	General Provisions

7.1          Severability. Should any provision of this Plan or any procedures adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or procedures, unless such invalidity shall render impossible or impractical the functioning of this Plan and, in such case, the Company or the Plan Administrator, as applicable, shall immediately adopt a new provision or procedure to take the place of the one held illegal or invalid.

7.2          Reliance on Data and Consents. The Company, the Plan Administrator and all other persons or entities associated with the administration of this Plan may reasonably rely on the truth, accuracy and completeness of all data provided by a Participant and beneficiary of a deceased Participant. Furthermore, the Company, the Plan Administrator and all other persons or entities associated with the administration of this Plan may reasonably rely on all consents, elections and designations filed with this Plan by any Participant, beneficiary of any deceased Participant, or the representatives of such persons, without duty to inquire into the genuineness of any such consent, election or designation. None of the aforementioned persons or entities associated with the operation of this Plan shall have any duty to inquire into any such data, and all may rely on such data being current to the date of reference, it being the duty of each Participant and beneficiary to advise the appropriate parties of any change in such data.

7.3          Titles and Headings. The titles and headings of the Sections in this instrument are for convenience of reference only and, in the event of any conflict, the text rather than such titles or headings shall control.

7.4          Notices. Any notice or document relating to this Plan required to be given to or filed with the Plan Administrator or the Company shall be considered as given or filed if delivered or mailed by registered or certified mail, postage prepaid, to the Company.

7.5          Waiver of Notice. Any notice required under this Plan may be waived by the person entitled to notice.

7.6          Effect on Other Employee Benefit Plans. Any benefit paid or payable under this Plan shall not be included in the compensation of a Participant for purposes of computing benefits under any employee benefit plan maintained or contributed to by the Company, except as may otherwise be required under the terms of such employee benefit plan.

IN WITNESS WHEREOF, and in evidence of the adoption of this Plan, the Company has caused this Plan to be executed by its duly authorized officer this 26th day of April, 2006.

INTRICON CORPORATION

By:	/s/ Mark S. Gorder
Title:	President & CEO